Exhibit 99.4

Summary of Principal Terms for an

Engagement Agreement

This term sheet summarizes the key terms of the proposed Engagement Agreement between Motos America, Inc. and CIM Securities, LLC, utilizing a Reg D 506 (c) general solicitation exemption. CIM will act as the lead placement agent. The company's pre-money valuation on a fully diluted basis is approximately $31 million.

Offering:	Motos America is offering $6 million in equity and $6 million in convertible debt for a total of $12 million (in the B round).

Exemption:	Reg D 506 (c) General Solicitation of Accredited Investors.

Round:	B

Valuation (Pre-Money):	$31 million

Valuation (Post-Money):	$46 million

Type of Securities:	Common shares, Series C, D, E convertible debt, and Series B warrants.

Term of Agreement:	3 months exclusive followed by month-to-month non-exclusive.

Scope of Services:	CIM will act as a placement agent to solicit accredited investors. CIM will also act as the managing broker.

Compensation (Cash Collected):	7% - CIM placed Securities. 3% - Securities placed by outside brokers and managed by CIM. 1% - Investments sourced by Motos America.

Compensation (Warrants):	CIM will receive warrants based on total shares associated with the offering as placed either directly through CIM and/or their affiliated broker/dealers.

Example: Total amount of equity and debt raised ($10,000,000).

This equates to 3,500,000 shares.

3,500,000 x 7% =

245,000 placement agent warrants issued.

Warrants Terms:	Exercise amount = $3.33 Exercise term = 60 months from date of issue

Alternative Conversion Method:	In lieu of exercising their warrants, CIM may choose to receive common shares equal to the difference between the strike price and the current fair market value as of a particular date.

This agreement is not binding unless and until the signing of an Engagement Agreement between Motos America and CIM.

/s/ Vance Harrison	Apr 10 2022 08:13 MST

Vance Harrison

CEO, Motos America, Inc.

/s/ Jack Myers	Apr 10 2022 05:00 MST

Name: John G. “Jack” Myers

CIM Securities, LLC